EXHIBIT 4.12

                                CONSULTING AGREEMENT

This Agreement is made and entered into as of the 26th day of July, 2000, by and between Bucktv.com, Inc. ("Issuer") and the undersigned Rodney R. Schoemann, Sr. 3904 Wheat Drive, Metaire, LA 70002 ("Consultant").

                                 R E C I T A L S

A. WHEREAS, Issuer desires to retain Consultant, and Consultant desires to be retained by Issuer, to provide consulting services to Issuer; and

B. WHEREAS, Issuer desires to compensate Consultant for Consultant's services by issuing Shares of Issuer's common stock, and Consultant desires to be compensated by the receipt of such Shares.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. CONSULTING SERVICES AND COMPENSATION. On the terms and subject to the conditions set forth in this agreement, Issuer and Consultant hereby agree that:

1.1 For a period of 360 days after the date of this agreement, Consultant shall serve as a consultant to Issuer in evaluating potential business opportunities and helping with the development of business strategies(the "Consulting Services") and;

1.2 Issuer agrees to issue to Consultant and Consultant agrees to accept from Issuer, as compensation for the Consulting Services, that number of Shares of Issuer's common stock which is set forth on the Signature page of this Agreement (the "Shares").
2. REGISTRATION, ISSUANCE AND DELIVERY OF SHARES. Within 30 days the Issuer agrees to register the issuance of the Shares to Consultant by filing a Form S-8 registration statement (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Promptly after the Registration Statement becomes effective, Issuer shall issue a stock certificate representing the Shares to Consultant and shall deliver the stock certificate at the address specified by Consultant in the delivery instructions on the signature page of this agreement. If the above filing and issuance does not take place within a 30 day period from the date of this agreement the Issuer will be accessed an additional 50,000 shares of stock.

3. ISSUER'S REPRESENTATIONS AND WARRANTIES. Issuer hereby represents and warrants to Consultant that:

3.1 Authority. The individual executing and delivering this agreement on Issuer's behalf has been duly authorized to do so, the signature of such individual is binding upon Issuer, and Issuer is duly organized and subsisting under the laws of the jurisdiction in which it was organized.

3.2 Enforceability. Issuer has duly executed and delivered this agreement and (subject to its execution by Consultant) it constitutes a valid and binding agreement of Issuer enforceable in accordance with its terms against Issuer, except as such enforceability may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 Capitalization. Issuer has no outstanding capital stock other than common stock as of the date of this agreement. Issuer is authorized to issue 100,000,000 Shares of Common Stock, of which 13,142,200 Shares are issued and outstanding. All of Issuer's outstanding Shares of Common Stock have been duly and validly issued and are fully paid, nonassessable and not subject to any preemptive or similar rights; and the Shares have been duly authorized and, when issued and delivered to Consultant as payment for services rendered as provided by this agreement, will be validly issued, fully paid and nonassessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

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4. MISCELLANEOUS.

4.1 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by facsimile transmission of an executed copy of this agreement by the other party, and acceptance of such facsimile copies shall create a valid and binding agreement between the parties.

4.2 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

4.3 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

4.4 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

4.5 Waiver and Amendment. Except as otherwise provided herein, the provisions of this agreement may be waived, altered, amended or repealed, in whole or in part, only upon the mutual written agreement of Consultant and Issuer.

4.6 Counterparts. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.7 Governing Law. This agreement is governed by and shall be construed in accordance with the internal law of the State of Nevada without reference to its rules as to conflicts of law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

"ISSUER"


Bucktv.com,, Inc.

/s/ Richard Lindberg
--------------------
Richard Lindberg
President


"CONSULTANT"


Rodney R. Schoemann, Sr.

/s/ Rodney R. Schoemann, Sr.
----------------------------
Signature

Rodney R. Schoemann, Sr.
3904 Wheat Drive,
Metaire, LA 70002


425,000 Shares of Bucktv.com, Inc. common voting shares to be Issued immediately upon execution of this S-8 agreement.


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